Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ICC HOLDINGS, INC.

A Business-Stock Domestic Corporation

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. § 1911 et. seq. (relating to amendment of articles of incorporation), the corporation hereby desires to amend and restate its Articles of Incorporation in their entirety as follows:

FIRST:    The name of the corporation is: ICC Holdings, Inc. (the “Corporation”).

SECOND:    The location and address of the Corporation’s registered office in this Commonwealth of Pennsylvania and the county of venue is:                     .

THIRD:    The purpose of the Corporation is to have unlimited power to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. §§ 1101 et. seq.) (the “Business Corporation Law”).

FOURTH:    The term for which the Corporation is to exist is perpetual.

FIFTH:    The Corporation was incorporated under the provisions of the Business Corporation Law on July 26, 2016.

SIXTH:

A.	Authorized Shares

The total number of shares of capital stock which the Corporation has authority to issue is 125,000,000 shares, consisting of:

1.    1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2.    10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

B.	Preferred Stock

The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock, in one or more series, by the filing of one or more certificates pursuant to the applicable law of the Commonwealth of Pennsylvania (each, a “Preferred Stock

Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

1.    the designation of the series, which may be by distinguishing number, letter or title;

2.    the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.    whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

4.    the dates at which dividends, if any, shall be payable;

5.    the redemption rights and price or prices, if any, for shares of the series;

6.    the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

7.    the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.    whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

9.    restrictions on the issuance of shares of the same series or of any other class or series; and

10.    the voting rights, full or limited, if any, of the holders of shares of the series.

Except as may be provided in these Amended and Restated Articles of Incorporation (the “Restated Articles”) or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote.

C.	Common Stock

1.    Dividends. Except as otherwise provided by the Business Corporation Law or these Restated Articles, and subject to the powers, rights, privileges, preferences and priorities of holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, the holders of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolutions (voluntary or involuntary) or otherwise, at such times and in such amounts as the Board in its sole discretion may determine.

2.    Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

3.    Preemptive Rights. No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

4.    Voting Rights. Except as otherwise provided by the Business Corporation Law or these Restated Articles and subject to the rights of holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, all of the voting power of the shareholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation.

5.    Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any shareholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

D.    Uncertificated Shares.

Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

SEVENTH:     In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

EIGHTH:     The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors.

NINTH:     If the Corporation solicits proxies generally with respect to a meeting of shareholders, the Corporation need not give notices of the meeting, or any material that accompanies the notice, to any shareholder to whom the Corporation is not required to send a proxy statement pursuant to the rules of the Securities and Exchange Commission.

TENTH:     The Corporation expressly elects not to be governed by the provisions contained in Subchapters G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders for Employees Terminated Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions - Labor Contracts) of Chapter 25 of the Business Corporation Law.

ELEVENTH:     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, or any amendment hereof, in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania, and all rights conferred upon shareholders herein are granted subject to this reservation.

TWELFTH: Classification of Directors.

A.    Subject to the rights of the holders of any series of Preferred Stock to elect directors under circumstances specified in any Preferred Stock Designation, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board, but shall not be less than three and not more than fifteen. Unless waived pursuant to a resolution adopted by a majority of the whole Board, a director must be a shareholder of the Corporation for at least the lesser of one year or the time that has elapsed since the completion of the mutual-to-stock conversion of Illinois Casualty Company.

B.    The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, shall be divided into three classes, as nearly equal in number as possible. Members of each class shall hold office until their successors are duly elected and qualified, subject to their earlier death, resignation, disqualification or removal. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by the shareholders in the manner set forth in the Bylaws of the Corporation, to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of authorized directors constituting the whole Board shorten the term of any incumbent director.

C.     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as provided herein or in any Preferred Stock Designation, and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders unless there are no directors remaining on the Board. Any director so chosen, if chosen to fill a vacancy, shall be a director of the same class as the director whose vacancy he or she fills.

D.     Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, any director may be removed from office at any time in either of the following manners:

1.     for cause by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class; and

2.     the Board may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year, or if, within one hundred twenty days after notice of election, the director does not accept such office either in writing or by attending a meeting of the Board.

THIRTEENTH:

A.     No Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of this Article THIRTEENTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” and “Person” as used in this Article THIRTEENTH are defined in Subsection D hereof.

B.     If Voting Control of the Corporation is acquired in violation of this Article THIRTEENTH, all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection D hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection B) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be “excess shares” for purposes of this Article THIRTEENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection B, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Corporation based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action, but this subsequent reduction in voting rights shall be effected only once. The provisions of this Subsection B deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under Subsection D to confer Voting Control of the Corporation shall not be deemed to be excess shares if such shares are held by a Qualified Stock Plan.

C.     The provisions of this Article THIRTEENTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast eighty percent (80%) or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article THIRTEENTH) and such transaction was approved in advance by two-thirds of the members of the Board.

D.     For purposes of this Article THIRTEENTH:

1.     The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

2.    “Voting Control” means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding shares of common stock of the Corporation; provided that (i) the solicitation, holding and voting of proxies obtained by the Board pursuant to a solicitation under Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall not constitute Voting Control, (ii) a Qualified Stock Plan that holds more than ten percent (10%) of the voting shares of the Corporation shall not be deemed to have Voting Control of the Corporation, and (iii) any trustee, member of any administrative committee or employee beneficiary of a Qualified Stock Plan shall not be deemed to have Voting Control of the Corporation either (A) as a result of their control of a Qualified Stock Plan, and/or their beneficial interest in voting shares held by a Qualified Stock Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Qualified Stock Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Qualified Stock Plan.

3.     “Group Acting in Concert” includes Persons (i) knowingly participating in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement; or (ii) seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a “Group Acting in Concert” shall not include (i) the members of the Board solely as a result of their board membership, (ii) the members of the Board as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a solicitation subject to rules and regulations promulgated under the Exchange Act or any successor statute or (iii) any member or all the members of the Board, and (iv) any Qualified Stock Plan and the trustees, administrative committee members and employee beneficiaries thereof.

4.     The term “Person” includes an individual, a Group Acting in Concert, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization, or any similar entity, syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

5.    The term “Qualified Stock Plan” means any defined benefit plan or defined contribution plan of the Corporation, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.

E.     This Article THIRTEENTH shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by the Corporation or by a holder of shares of capital stock of the Corporation with written consent of at least two-thirds of the members of the Board; provided, however, that purchasers of securities of the Corporation from any underwriter shall be subject to the provisions of this Article THIRTEENTH.

F.     The Board shall have the power and duty to determine, for purposes of this Article THIRTEENTH, on the basis of information known to the Board, if and when such other Person has acquired Voting Control of the Corporation, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article THIRTEENTH. Any such determination shall be conclusive and binding for all purposes of this Article THIRTEENTH.

FOURTEENTH:     Except as set forth below, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

A.    any merger or consolidation of the Corporation with or into any other corporation;

B.     any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

C.     any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

D.     any transaction similar to, or having similar effect as, any of the foregoing transactions.

An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

The Board shall have the power and duty to determine, for purposes of this Article FOURTEENTH, on the basis of information known to the Board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article FOURTEENTH. Any such determination shall be conclusive and binding for all purposes of this Article FOURTEENTH.

The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

The provisions of this Article FOURTEENTH shall not apply to any transaction which is approved in advance by at least two-thirds of the members of the Board, at a meeting duly called and held.

FIFTEENTH:     If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve (12) months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve (12) months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash.

The provisions of this Article FIFTEENTH shall not apply to any corporation, person, entity, or group if at least two-thirds of the members of the Board approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

SIXTEENTH:     Notwithstanding any other provisions of these Restated Articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or these Restated Articles, the affirmative vote of the holders of at least eighty percent (80%) of the Voting Stock shall be required to alter, amend or adopt any provision inconsistent with or repeal Articles EIGHTH, TENTH, TWELFTH, THIRTEENTH, FOURTEENTH, FIFTEENTH, and SIXTEENTH hereof and Sections 2.2, 2.3, 2.16, 3.2, 3.3, 3.5, 3.6 and 3.7 of the Bylaws of the Corporation, unless such alteration, amendment, adoption or repeal shall be approved by the Board, in which case, approval by the shareholders will only require a majority of the then outstanding shares of the Corporation entitled to vote on such alteration, amendment, adoption or repeal. Notwithstanding anything contained in these Restated Articles to the contrary, the affirmative vote of at least eighty percent (80%) of the Voting Stock shall be required to alter, amend or adopt any provision inconsistent with or repeal this this Article SIXTEENTH.